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Investor and Media Relations Susan W. Specht, MBA Associate Director, Corporate Communications (206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Second Quarter 2007 Financial Results
-Partnership with Bayer augments internal preparations for rThrombin launch-

Seattle, August 1, 2007 -- ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the second quarter ended June 30, 2007. The company reported a net loss for the quarter of $37.3 million, or $0.55 per share compared to a net loss of $30.0 million or $0.45 per share in the prior year quarter. The increased loss is primarily due to increased costs in preparation for the launch of the company’s first product, recombinant Thrombin (rThrombin), expected in October of this year and reduced license fee and option revenue.

“ZymoGenetics moved ahead this quarter by completing an important new strategic alliance, readying for the launch of recombinant Thrombin and advancing our product pipeline,” stated Bruce L.A. Carter, Chief Executive Officer. “We partnered with Bayer in a deal worth up to $198 million plus royalties, including $70 million expected to be received this year. This will maximize the worldwide value of recombinant Thrombin and increase our U.S. sales strength at product launch. We continued to make progress with our other clinical programs, while designating IL-17RC, a novel anti-inflammatory agent, as the next product candidate in our pipeline expected to enter clinical development,” added Dr. Carter.

Revenues for the quarter decreased to $4.2 million, compared to $8.1 million for the same period in the prior year. The decrease is due to reduced option fee and license revenues. In the fourth quarter of 2006, the company’s six-year option and license agreement with Novo Nordisk A/S expired. This agreement provided $1.9 million of revenue in the second quarter of 2006. In addition, in the second quarter of 2006, $1.5 million in license revenue from Novo Nordisk A/S was recognized related to rFactor XIII. Under agreements with Bayer related to the commercialization of rThrombin, the company will receive a $30.0 million upfront payment early in the third quarter of 2007 and $40.0 million upon U.S. approval. These payments will be recorded as deferred revenue and recognized as revenue over five years as the company fulfills its obligations under the related agreements.

Research and development expenses for the quarter were $32.0 million, compared to $31.4 million for the second quarter of 2006. The company expects to continue to incur significant rThrombin manufacturing costs in 2007, with most deliveries occurring in the last half of the year. Until FDA approval, these manufacturing costs will be expensed to research and development.

General and administrative expenses increased as expected to $10.1 million for the quarter, compared to $8.3 million for the second quarter of 2006. The increase in 2007 was attributable to pre-launch marketing costs and hiring of employees in support of the planned launch of rThrombin and increased legal costs.

The company ended the quarter in a strong financial position, with $197.3 million of cash and investments. The reported amount excludes $30.0 million of upfront cash due from Bayer under the recently completed license and collaboration agreement, which is scheduled to be received early in the third quarter.

rThrombin Commercialization
In June 2007, ZymoGenetics announced a global collaboration with Bayer for development and commercialization of rThrombin. Bayer agreed to commercialize rThrombin in countries outside the U.S. and will co-promote the product with ZymoGenetics in the U.S. for three years. Joint planning with Bayer to coordinate U.S. promotion activities began in July in anticipation of FDA approval, which is expected in October 2007. Also during the second quarter, the company’s team of six medical science liaisons was trained and deployed, six regional business directors were hired, and recruitment of sales representatives began.

Development Programs
The company continued to advance its clinical programs during the second quarter of 2007. Following are updates on each program:

rThrombin:
•	A manuscript reporting results from the company’s rThrombin Phase 3 clinical trial was accepted for publication in the peer-reviewed Journal of American College of Surgeons in August 2007.
•	Enrollment was completed in an rThrombin Phase 2 spray study and plans are being made to present study results next spring.
•
The company initiated a Phase 3b open-label, multi-site clinical trial with rThrombin to evaluate approximately 200 subjects undergoing spinal or vascular surgery; the study is designed to gather information to validate the strong safety profile of rThrombin.

Atacicept:
•
ZymoGenetics and Merck Serono are in discussions with the FDA and the European Medicines Agency regarding final protocols for two atacicept Phase 2/3 clinical trials suitable to support registration in systemic lupus erythematosus.

•	In the ongoing Phase 2 rheumatoid arthritis trial, Merck Serono is continuing to enroll patients whose disease has not responded adequately to TNF inhibitors.
•
ZymoGenetics and Merck Serono presented findings from a Phase 1b clinical trial with atacicept in patients with B-cell chronic lymphocytic leukemia at the American Society of Clinical Oncology (ASCO) 2007 annual meeting in June. The companies will assess the cumulative results of the atacicept B-cell malignancy program later this year and will then determine whether to move forward in this indication.

Interleukin 21 (IL-21):
•
At the ASCO annual meeting in June 2007, Novo Nordisk presented interim results from a Phase 2 study of IL-21 in metastatic melanoma. Novo Nordisk expects to complete this study by the end of this year.

•
ZymoGenetics is collaborating with the National Cancer Institute of Canada to conduct a Phase 2 study of IL-21 in previously untreated patients with metastatic melanoma at a higher dose than previously studied and patient enrollment is expected to begin in September 2007.

•
A Phase 1/2 trial is underway with IL-21 in combination with sorafenib (a product of Bayer HealthCare AG and Onyx Pharmaceuticals, Inc.); ZymoGenetics plans to begin the Phase 2 portion of that study later this year.

•
ZymoGenetics has completed the dose escalation portion of an IL-21 trial in combination with rituximab (a product of Genentech, Inc, and Biogen IDEC) for the treatment of lymphoma patients and is enrolling patients in the expansion portion of the study, which is expected to be completed by year-end 2007.

PEG-interferon lambda:
ZymoGenetics has completed dosing of subjects in a Phase 1a trial with PEG-Interferon lambda in healthy volunteers.  The company plans to present preliminary results from that study and initiate a Phase 1b study during the fourth quarter 2007. The two-part Phase 1b study is being designed to enroll patients with chronic Hepatitis C who have relapsed following prior treatment with pegylated IFN-alpha and ribavirin.

Other:
Under an existing strategic alliance, ZymoGenetics and Merck Serono have entered into an agreement to co-develop Interleukin 17RC (IL-17RC), a novel soluble cytokine receptor, as a potential treatment for inflammatory diseases. The agreement, which defines project responsibilities and commercialization rights, triggered a $3.0 million license fee payment to ZymoGenetics. The companies will co-develop the product candidate and co-commercialize IL-17RC in the U.S. Merck Serono will pay a majority share of R&D costs, have all rights outside the U.S. and pay development milestones and royalties.

Conference Call and Webcast
ZymoGenetics senior management will discuss quarterly financial results and provide a corporate update in a conference call and webcast today at 10:30 a.m. Eastern Time. The ZymoGenetics Q2 2007 Financial Results Conference Call may be accessed in the U.S. by dialing 877-407-0782 and the international dial-in number is 201-689-8567. Conference ID #: 248666. The webcast can be accessed at www.zymogenetics.com.

About ZymoGenetics
ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, commercialization of our products, regulatory oversight, dependence on third-party relationships, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

-more-

ZYMOGENETICS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Royalties	$1,751	$1,734	$3,702	$3,587
Option fees	826	2,673	1,652	5,333
License fees and milestone payments	1,660	3,660	4,066	6,539
Total revenues	4,237	8,067	9,420	15,459
Operating expenses:
Research and development	32,043	31,375	61,811	64,325
General and administrative	10,121	8,297	19,816	16,104
Total operating expenses	42,164	39,672	81,627	80,429
Loss from operations	(37,927)	(31,605)	(72,207)	(64,970)
Other income	672	1,634	1,644	3,342
Net loss	$(37,255)	$(29,971)	$(70,563)	$(61,628)
Basic and diluted net loss per share	$(0.55)	$(0.45)	$(1.04)	$(0.93)
Weighted-average number of shares used in
computing net loss per share	68,140	66,832	67,930	66,564

BALANCE SHEETS
(in thousands)
(Unaudited)
	June 30,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$197,267	$258,408
Other current assets	43,340	8,982
Property and equipment, net	71,364	71,542
Other assets	9,227	8,072

Total assets	$321,198	$347,004

Current liabilities	$33,513	$27,958
Lease obligations	67,100	67,087
Other non-current liabilities	40,805	16,275
Shareholders' equity	179,780	235,684

Total liabilities and shareholders' equity	$321,198	$347,004

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